Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-167413, 333-167413-01 and 333-167413-02

PRICING TERM SHEET DATED FEBRUARY 6, 2013

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2013-1)

$800,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2013-1)
CUSIP	254683BB0
Principal Amount	$800,000,000
Interest Rate	One-month LIBOR plus 0.30%
Expected Maturity Date	February 15, 2018
Weighted Average Life	5.01 years
Legal Final Maturity Date	August 17, 2020
Pricing Date	February 6, 2013
Settlement Date	February 13, 2013
1st Interest Payment Date	March 15, 2013
Underwriters	J.P. Morgan Securities LLC	$114,500,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$114,500,000
	RBC Capital Markets, LLC	$114,500,000
	Barclays Capital Inc.	$114,125,000
	Citigroup Global Markets Inc.	$114,125,000
	Mitsubishi UFJ Securities (USA), Inc.	$114,125,000
	SG Americas Securities, LLC	$114,125,000
Underwriting Discounts and Commissions	0.27500%
Underwriting Concessions	0.16500%
Underwriting Reallowance	0.08250%
Price to Public	100.00%
Proceeds to Discover Card Execution Note Trust	$797,800,000
Estimate of Expenses	$590,000
Minimum Principal Receivables Balance [1,2]	$21,857,742,450.54
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$12,545,012,130.21
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	36.47%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2013-1) and Class A(2013-2) notes.

[2]	As of February 6, 2013, after giving effect to the issuance of the Class A(2013-1) and Class A(2013-2) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the Class A(2013-1) and Class A(2013-2) DiscoverSeries notes filed pursuant to Rule 424(b) on February 6, 2013, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.

PRICING TERM SHEET DATED FEBRUARY 6, 2013

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2013-2)

$900,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2013-2)
CUSIP	254683BA2
Principal Amount	$900,000,000
Interest Rate	Interpolated swaps plus 0.15%
Expected Maturity Date	February 16, 2016
Weighted Average Life	3.01 years
Legal Final Maturity Date	August 15, 2018
Pricing Date	February 6, 2013
Settlement Date	February 13, 2013
1st Interest Payment Date	March 15, 2013
Underwriters	J.P. Morgan Securities LLC	$129,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$129,000,000
	RBC Capital Markets, LLC	$129,000,000
	Barclays Capital Inc.	$128,250,000
	Citigroup Global Markets Inc.	$128,250,000
	Mitsubishi UFJ Securities (USA), Inc.	$128,250,000
	SG Americas Securities, LLC	$128,250,000
Underwriting Discounts and Commissions	0.25000%
Underwriting Concessions	0.15000%
Underwriting Reallowance	0.07500%
Price to Public	[—]
Proceeds to Discover Card Execution Note Trust	[—]
Estimate of Expenses	$580,000
Minimum Principal Receivables Balance [1,2]	$21,857,742,450.54
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$12,545,012,130.21
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	36.47%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2013-1) and Class A(2013-2) notes.

[2]	As of February 6, 2013, after giving effect to the issuance of the Class A(2013-1) and Class A(2013-2) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the Class A(2013-1) and Class A(2013-2) DiscoverSeries notes filed pursuant to Rule 424(b) on February 6, 2013, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.